Exhibit 10.1

[Letterhead of Alexandria Real Estate Equities, Inc.]

December 6, 2024

Joel S. Marcus

Address on file with the Corporation

Dear Joel:

This letter confirms our recent discussions regarding our modification of your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015 (your “Employment Agreement”), as amended by the letters from Alexandria Real Estate Equities, Inc. (the “Corporation”) to you dated July 3, 2017, March 20, 2018, January 15, 2019, June 8, 2020, August 30, 2023 and January 5, 2024 (collectively, the “Letter Amendments”).

Dividends Attributable to Restricted Stock Awards

This letter amends the first paragraph of Section 3.4(h)(iii) of your Employment Agreement to delete the following sentence, as it currently appears therein: “Officer shall receive the full cash dividends attributable to all nonforfeited shares of restricted stock (or units), regardless of whether such shares (or units) have become vested on or before the record date for such dividends on the shares (or, as applicable, the underlying shares).” In addition, this letter amends the section heading of Section 3.4(h)(iii) of your Employment Agreement to delete the term “Dividends” as it currently appears therein.

For the avoidance of doubt, (i) the foregoing changes will apply only to any equity or equity-based compensation awards granted after the date of this letter and (ii) this letter does not affect your restricted stock awards outstanding as of the date of this letter, and the first paragraph and section heading of Section 3.4(h)(iii) of your Employment Agreement, as in effect as of immediately prior to the date of this letter, will continue to apply to such awards.

Certain Other Equity-Related Provisions

The last paragraph of Section 3.4(h)(iii) of your Employment Agreement (as amended by the Letter Amendments, as applicable) currently provides for certain treatment of your equity or equity-based compensation awards upon your termination of service on or after (i) your attainment of age 77, with respect to any such awards granted after January 15, 2019 but on or prior to August 30, 2023, and (ii) May 27, 2027 (i.e., the 30th anniversary of the Corporation’s initial public offering), with respect to any such awards granted after August 30, 2023, in each case unless such termination is for Cause (as defined in your Employment Agreement), to the extent such awards are outstanding upon such termination.

This letter amends the last paragraph of Section 3.4(h)(iii) of your Employment Agreement such that for any such awards granted after the date of this letter, the requirement that any such termination occur on or after your attainment of age 77 or May 27, 2027, as applicable, will not apply and will instead be replaced with a requirement that any such termination occur on or after December 31, 2028.

For the avoidance of doubt, this letter does not affect your equity or equity-based compensation awards outstanding as of the date of this letter, and the age 77 requirement or May 27, 2027 requirement, as applicable, in the last paragraph of Section 3.4(h)(iii) of your Employment Agreement will continue to apply for the treatment of such awards provided by such paragraph.

Miscellaneous

This letter amends both your Employment Agreement and the Letter Amendments, which continue in all other respects in accordance with their terms. Together with your Employment Agreement, the agreements and plans referred to therein, and the Letter Amendments, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof.

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If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt.

Sincerely,

Alexandria Real Estate Equities, Inc.

By:	/s/ Marc E. Binda
Name:	Marc E. Binda
Title:	Chief Financial Officer and Treasurer

Accepted and Agreed as of the date hereof:

/s/ Joel S. Marcus
Joel S. Marcus